Exhibit 99.1
FOR IMMEDIATE RELEASE
Wednesday, October 29, 2008
1:30 P.M. CST
BELO DRAWS ON CREDIT FACILITY TO RETIRE SENIOR NOTES
Television Company to Retire Senior Notes November 3, 2008
     DALLAS — Belo Corp. (NYSE: BLC) announced today that it has drawn $364 million under its revolving credit facility to retire $350 million in 8 percent senior notes due November 3, 2008, plus accrued interest. As previously announced, the television company will issue a news release regarding its third quarter 2008 earnings on Monday, November 3, at 7:30 a.m. CST.
About Belo Corp.
     Belo Corp. is one of the nation’s largest pure-play, publicly-traded television companies, with 2007 annual revenue of approximately $777 million. The Company owns and operates 20 television stations reaching more than 14 percent of U.S. television households, including ABC, CBS, NBC, FOX, CW and MyNetwork TV affiliates, and their associated Web sites, in 15 highly-attractive markets across the United States. Belo stations consistently deliver distinguished journalism for which they have received significant industry recognition including nine Alfred I. duPont-Columbia University Silver Baton Awards; nine George Foster Peabody Awards; and 23 national Edward R. Murrow Awards — all since 2000, and in each case more than any other commercial station group in the nation. Nearly all Belo stations rank first or second in their local market. Belo owns stations in seven of the top 25 markets in the nation, with six stations located in the fast-growing, top-14 markets of Dallas/Fort Worth, Houston, Seattle/Tacoma and Phoenix.
     Additionally, the Company has created regional cable news channels in Texas and the Northwest increasing its impact in those regions. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
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Belo to Retire Senior Notes
October 29, 2008
Page Two
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the distribution of the newspaper businesses and related assets of Belo; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions and co-owned ventures; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.